Exhibit 99.1

The Priceline Group Announces Additional Investment in Ctrip

NORWALK, Conn., May 26, 2015 . . . The Priceline Group Inc. (NASDAQ: PCLN) today announced that it will invest an additional $250 million in Ctrip.com International, Ltd. (NASDAQ: CTRP) ("Ctrip"), China’s leading online travel company. The investment will be made via a convertible bond and Ctrip has granted permission to The Priceline Group to increase its ownership in Ctrip through the acquisition of Ctrip's American depositary shares in the open market so that, when combined with the shares issuable upon conversion of the new bond and the $500 million convertible bond issued to The Priceline Group in August 2014, The Priceline Group may hold up to 15% of Ctrip's outstanding shares.

This investment follows a commercial relationship established between the two companies in 2012, which was expanded in August 2014 along with the $500 million investment by The Priceline Group. Immediately following issuance of the new $250 million bond and assuming conversion of the two bonds, The Priceline Group will own securities representing approximately 10.5% of Ctrip’s outstanding shares.

The two companies will continue their existing commercial partnership, whereby accommodations inventory is cross-promoted between the brands.

"Ctrip continues to be a very important partner for The Priceline Group in China, and we look forward to continuing to build upon that partnership," said Darren Huston, CEO of Booking.com and President & CEO of The Priceline Group.  "We consider Ctrip a market leader in China and we’re investing in a company and a team that we believe fits well with our long-term view of China as a market and the Chinese people as global travelers."
James Liang, Chairman and CEO of Ctrip said, "Today’s news aligns with our continued commitment to drive our existing commercial agreement with The Priceline Group forward in order to deliver more value for travelers seeking great accommodations all over the world."
About The Priceline Group

The Priceline Group (NASDAQ: PCLN) is the world leader in online travel and related services, provided to customers and partners in over 200 countries through six primary brands - Booking.com, priceline.com, KAYAK, agoda.com, rentalcars.com, and OpenTable. For more information, visit PricelineGroup.com.

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For further information, please contact:

The Priceline Group:

For Press Information: Leslie Cafferty 203-299-8128 leslie.cafferty@pricelinegroup.com
For Investor Relations: Matthew Tynan 203-299-8487 matt.tynan@pricelinegroup.com